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                                                                    EXHIBIT 99.1

               [REINSURANCE GROUP OF AMERICA, INCORPORATED LETTERHEAD]


                                                           NEWS

                                              For further information, contact
                                              Jack B. Lay
                                              Executive Vice President and
                                              Chief Financial Officer
                                              636/736-7439


FOR IMMEDIATE RELEASE


                          REINSURANCE GROUP OF AMERICA
                    ANNOUNCES RECAPTURE OF FUNDING AGREEMENTS


         ST. LOUIS, October 1, 1999 - Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that General American Life Insurance Company, its majority shareholder, recaptured the entire block of funding agreements reinsured with the company. RGA previously reinsured approximately 25 percent of General American's funding agreement business. General American recaptured approximately $1.5 billion of these contracts from RGA, which no longer retains any risk associated with funding agreements. RGA reported an after tax net capital loss of approximately $26 million associated with the recapture transaction.
         General American Life Insurance Company sought state supervision when it was unable to meet substantial demands for surrenders of its funding agreement business. Late last month, General American announced it had reached a definitive agreement with MetLife, whereby MetLife will acquire General American, including its 53.5 percent equity position in RGA. That transaction, which is subject to regulatory and court approval, is expected to close by the end of the year.

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         "General American's recapture of the funding agreements marks the close of a difficult chapter in the history of RGA," remarked President and CEO A. Greig Woodring. "We are glad this is now behind us. Reinsurance of funding agreements was never an integral component of our operations, and we are focusing on continuing the expansion of our life reinsurance business. We are optimistic about the new affiliation with MetLife and see it as extremely positive for our future growth."
         Woodring further commented, "We continue to assess our capital needs, and plan to complete a private placement of approximately $125 million in common equity with MetLife in the next month. The parties have agreed in principle that the transaction will be priced at the September 28 closing quoted share price of 26-1/8 for the RGA common stock. That equity placement, together with a moderate amount of debt expected to be incurred in the first half of 2000, would address the immediate capital needs associated with the growth of our primary businesses. MetLife has expressed strong support for RGA, and wants to ensure
RGA has the capital it needs to independently continue its expansion efforts."
         The shares of common stock proposed to be sold in the private placement to MetLife will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The private placement is subject to execution of definitive agreements and subject to customary closing conditions.
         Reinsurance Group of America, Incorporated, through its U.S. and Canadian subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is one of the largest life reinsurers in North America. Reinsurance Group of America, Incorporated also operates through offices or subsidiary companies in Argentina, Australia, Barbados, Bermuda, Chile, Hong Kong, Japan, Mexico, Taiwan, South Africa and the United Kingdom. Worldwide, it has more than $390 billion of life reinsurance in force.

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